J. MICHAEL TALBERT
CHIEF EXECUTIVE OFFICER


October 10, 2002



Victor  E.  Grijalva
277  Park  Avenue
New York, New York  10172-0266

Re: Amendment to Consulting Agreement between Transocean Offshore Inc. (now known as Transocean Inc.) and Victor E. Grijalva (the "Agreement")

Dear Mr. Grijalva:

In light of the management changes within Transocean Inc. (the "Company") and your desire to serve in another capacity on the board of the Company, both sides wish to amend the Agreement to make certain changes. In consideration of the following and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company agree as follows:

1. Section 2(a) of the Agreement is deleted in its entirety and replaced with the following: "Effective as of October 10, 2002, Consultant shall resign as Chairman of the Board of the Company but shall remain as a member of the Board until the earliest to occur of his resignation, removal, retirement or the expiration of his current term as a director of the Company unless re-elected to the Board. Consultant agrees to resign as Consultant no later than the date of his sixty-fifth (65th) birthday ("Resignation Date)."

2. Section 3(b) shall be amended to add the following sentence: "If Consultant remains on the Board after the end of the Engagement Period, he shall be entitled to the same compensation and benefits (including any pro-rated cash director fees) as other non-employee members of the Board in accordance with the Company's policies."

3. Except as amended herein, the Agreement shall continue in full force and effect.

Very  truly  yours,
Transocean  Inc.


J.  Michael  Talbert

                               Agreed and accepted this 10th day of October 2002

                               /s/ Victor  E.  Grijalva
                               -------------------------------------------------
                               Victor  E.  Grijalva


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